14% SENIOR SECURED DEMAND NOTE

(this “Note”)

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND, IF REQUESTED BY THE COMPANY, THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT.

“Purchaser”: George T. Gamble 1991 Trust	“Closing Date”: June 1, 2012
“Termination Date”: June 30, 2012

Purchaser has offered to the undersigned (the “Company”) an uncommitted line of credit with aggregate Advances (as hereinafter defined) outstanding not to exceed at any one time $1,350,000.00 on the terms and conditions set forth herein. Such uncommitted line of credit shall remain in effect until the first to occur of (i) the Termination Date, or (ii) termination by either party upon written notice of termination to the other party, provided that no such termination shall affect the obligations of Company hereunder at the time of termination. Availability of the Advances will be at the sole discretion of the Purchaser as follows:

Purchaser agrees to consider from time to time from the Closing Date until the Termination Date (or the earlier termination of this Note pursuant to the preceding paragraph), requests by the Company that the Purchaser make advances (“Advances”) to Company on the terms and conditions set forth herein. This is not a commitment to lend but rather sets forth procedures to be used in connection with Company’s requests for Purchaser’s making of Advances to Company from time to time until the Termination Date and Company’s obligations with respect to any Advances made hereunder.  Advances shall be evidenced by this Note.

If Purchaser makes any Advances to Company hereunder, for value received, Company hereby promises to pay to the order of Purchaser, or its successors and permitted assigns, the principal amount of any loan made hereunder, up to the aggregate principal amount of $1,350,000.00, payable at such times, and in such amounts, as specified herein.  The Company promises to pay interest on any unpaid principal amount of this Note from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified herein.

This Note is the “Third Note” referred to in, and is entitled to the benefits of, the “Purchase Agreements”, which shall mean, collectively, that certain (i) Senior Secured Note and Warrant Purchase Agreement dated as of March 30, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time the “First Purchase Agreement”), and (ii) Senior Secured Note and Warrant Purchase Agreement dated as of May 4, 2012 (as the same may be amended, restated,

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supplemented or otherwise modified from time to time the “Second Purchase Agreement”), each between the Company and the Purchaser. Capitalized terms not other wise defined herein having the meanings set forth in the Second Purchase Agreement. Herein “Securities” shall refer to this Note and Securities (as defined in the Purchase Agreements).

Both principal and interest are payable in the lawful money of the United States of America to the Purchaser in the manner set forth herein.

This Note may not be assigned or transferred except as otherwise provided herein.

Until the Termination Date, Company may request to borrow an Advance on any Business Day, provided that the Company shall give Purchaser irrevocable notice (which notice must be received by Purchaser prior to 11:00 A.M., Los Angeles time, two Business Days prior to the Business Day specified by Company as the date on which the Advance is requested to be made (“Borrowing Date”)) by delivery to Purchaser of a written request duly executed by an authorized officer of the Company substantially in the form of Exhibit “A” attached hereto (“Borrowing Request”), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, and (iii) the purpose for the Advance, and including therein all applicable wiring instructions and all detailed vendor invoices upon which it bases such Borrowing Request.  Whether to make a requested Advance, in what amount to make a requested Advance and the permissible uses for a requested Advance, are all at the Purchaser’s sole discretion. Upon receipt of any Borrowing Request from the Company, if Purchaser chooses to make an Advance, such Advance will, at the sole option of, Purchaser, be made available by either wiring the funds directly to the vendor(s) shown on the invoice(s) included in the subject Borrowing Request, or by wiring funds to (or crediting the account of) a Person approved by the Purchaser for the purpose of accepting the funds and acting as disbursing agent at the time of the Advance. All principal hereunder repaid by Company cannot be reborrowed.

Purchaser shall not make an initial extension of credit requested unless, prior to or concurrently with the making of such Advance, the following conditions precedent are satisfied: (i) Company shall have hired a financial advisor acceptable to Purchaser, evidenced by an agreement that is acceptable in form and substance to Purchaser, and (i) Company shall deliver a duly executed acknowledgement to Purchaser acknowledging that Advances under this Note and pursuant to the subject Borrowing Request are made in Purchaser’s sole and absolute discretion, and that Purchaser has no commitment to lend hereunder. Unless otherwise waived by Purchaser in its sole discretion, Purchaser shall not make any extensions of credit (including an initial extension of credit) requested unless, (a) except as specifically set forth on the Disclosure Schedule to the Second Purchase Agreement or as otherwise disclosed to Purchaser in writing on or before the date of the subject Borrowing Request, each of the representations and warranties made by the Company in or pursuant to the Transaction Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, (b) except as specifically set forth on the Disclosure Schedule to the Second Purchase Agreement or as otherwise disclosed to Purchaser in writing on or before the date of the subject Borrowing Request, no default or Event of Default (as defined below) shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date, and (c) Company shall have delivered invoices, receipts, lien releases and such other information as Purchaser shall reasonably require to evidence that, upon payment of the Advance, the subject vendor(s) will release any liens on Company’s property to the extent that the debt underlying such vendor’s lien will be paid by the Advance.

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ARTICLE I
REPAYMENT OF THE NOTE

1.1

Interest Rates and Interest Payments.

(a)

This Note will accrue interest on the outstanding principal amount thereof at a rate equal to fourteen percent (14.00%) per annum.  Interest on this Note will be computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days.  Interest will be paid in cash monthly in arrears on the last day of each calendar month, with the first interest payment due and payable on June 30, 2012.

(b)

From and after the occurrence of an Event of Default, and during the continuance thereof, all principal, interest, or other amounts evidenced by and due under this Note shall bear interest at a rate equal to two percent (2.00%) over the rate otherwise applicable thereto, which such additional default interest shall be paid in cash upon demand by Purchaser (“Default Rate”).

1.2

Repayment of the Principal Amount of this Note.  The Company covenants and agrees to repay to Purchaser on demand the unpaid principal balance of this Note in one (1) principal payment, together with all other Obligations due hereunder, on or before April 30, 2013 (the “Maturity Date”).  For purposes of this Note, “Obligations” mean, collectively, (a) the obligations of the Company to pay any and all of the unpaid principal with respect to this Note, and any other prepayment premium payable hereunder, if any, with respect thereto, and interest, fees and other charges thereon (including without limitation (i) accrued and unpaid interest, and (ii) interest, fees and charges accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), including, without limitation, by prepayment, redemption or otherwise, (b) the obligations of the Company to pay any and all fees, expenses, costs, indemnities and other amounts, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Note, the Purchase Agreements or the other applicable Transaction Documents, and (c) the obligations of the Company to pay, perform, discharge, observe and comply with any and all covenants, agreements and other obligations required to be performed, discharged, observed or complied with by it pursuant to this Note, the Purchase Agreements or the other applicable Transaction Documents.

1.3

Redemption of this Note.  The Company may (but is not obligated to), at any time when it is not in default hereunder, make an offer to Purchaser for the redemption, at any price, of all or any portion of Purchaser’s Note.  Purchaser shall be entitled to accept or reject the offer in its sole discretion.

1.4

Mandatory Prepayment.

(a)

Prior to the Maturity Date, at the option of Purchaser, the Company shall prepay this Note in whole upon the earliest to occur of any of the following events: (i) any Change of Control (in which such case the Company would be required to repurchase this Note at a price equal to 105% of the principal amount thereof), or (ii) the acceleration by Purchaser of this Note following any Event of Default (as defined below).  For purposes of this Note, “Change of Control” means the occurrence of any of the following events: (A) there is a report filed with any securities commission or securities regulatory authority in the United States, disclosing that any acquiror, other than the Company, any Subsidiary (as hereinafter defined) of the Company or any Plan (as hereinafter defined), has acquired beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act (as defined below)) of, or the power to exercise control or direction over, any voting or equity shares of the Company, that together with the

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voting or equity shares of the Company held by acquiror (which for greater certainty, excludes any securities exercisable or convertible into voting shares which have not been exercised or converted) would constitute voting shares of the Company representing more than fifty percent (50%) of the total voting power attached to all voting shares of the Company then outstanding; or (B) there is consummated any merger, consolidation, or statutory arrangement (involving a business combination) of the Company (1) in which the Company is not the continuing or surviving corporation or (2) pursuant to which any voting shares of the Company would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) a merger, consolidation, or statutory arrangement of the Company in which the holders of the voting shares of the Company immediately prior to the merger, consolidation, or statutory arrangement have, directly or indirectly, more than fifty percent (50%) of the voting shares of the continuing or surviving corporation immediately after such transaction, or (C) there is consummated any sale of all or substantially all of the assets of the Company, other than a sale in which the holders of the voting shares of the Company immediately prior to the sale have, directly or indirectly, more than fifty percent (50%) of the voting shares of the entity or entities that acquire the assets from the Company.

(b)

In order to allow Purchaser an opportunity to determine whether to exercise such option, Company shall provide Purchaser with written notice (an “Advance Mandatory Prepayment Notice”) of any event described in clauses (i) or (ii) above at least thirty (30) days in advance thereof and, in any event, shall provide Purchaser with an Advance Mandatory Prepayment Notice no more than five (5) Business Days following the earlier of the date on which a responsible officer of the Company becomes aware of any such event.  To exercise such right of prepayment, Purchaser must provide the Company with a written notice (“Mandatory Prepayment Notice”) no more than thirty (30) days after the date on which he receives the Advance Mandatory Prepayment Notice, which Mandatory Prepayment Notice shall specify the portion of the principal of Purchaser’s Note to be repaid.  The Company shall prepay the portion of the principal of this Note that Purchaser has specified is to be prepaid on such date, plus accrued interest on such principal amount to the date of the prepayment.  In the event the Company fails to provide Purchaser with an Advance Mandatory Prepayment Notice as provided above, and an event described in clauses (i) or (ii) above shall occur, Purchaser may elect to either (i) provide the Company with a Mandatory Prepayment Notice within ten (10) Business Days after Purchaser becomes aware of the occurrence of such event, in which case, the provisions of this Section 1.4 shall be followed for the prepayment of the principal amount of Purchaser’s Note specified in such Mandatory Prepayment Notice, or (ii) proceed under Section 4.2 hereof.

1.5

Method and Location for Payments.

The Company will pay all sums becoming due on each Note for principal, premium, if any, and interest to Purchaser by the method and at the address specified for such purpose herein, or by such other method or at such other address as Purchaser, by reasonable prior written notice, shall have from time to time specified to the Company for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, Purchaser shall surrender this Note for cancellation, reasonably promptly after such request, to the Company at its principal executive office.

1.6

Taxes.

(a)

Any and all payments by the Company hereunder or under this Note or other Transaction Documents that are made to or for the benefit of Purchaser shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, “Taxes”),

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excluding (i) taxes imposed on Purchaser’s net income or capital and franchise taxes imposed on Purchaser by the jurisdiction under the laws of which Purchaser is organized, in which Purchaser maintains an office, or any political subdivision thereof, (ii) any backup withholding tax that is required by the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Code”) to be withheld from amounts payable to Purchaser or any other beneficial owner of this Note or other Transaction Document that is a United States Person (as that term is defined in Section 7701(a)(30) of the Code) and that has failed to comply with the last sentence of this Section 1.6(a), (iii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which Purchaser or any other beneficial owner of this Note or other Transaction Document is located, and (iv) any withholding tax attributable to the failure or inability to comply with Section 1.6(d) by Purchaser or any other beneficial owner of this Note and that is imposed with respect to the requirements of Sections 1471 through 1474 of the Code and any regulations (whether final, temporary or proposed) that are issued thereunder or official governmental interpretations thereof (“FATCA”) (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”).  If the Company shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Note or other Transaction Documents to Purchaser, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), Purchaser receives an amount equal to the sum it would have received had no such deductions been made.  The Company shall make such deductions and the Company shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.  In addition, the Company agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Transaction Documents or from the execution or delivery by the Company or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Purchaser of its rights under any and all Transaction Documents, provided, however that the Company shall have no obligation in respect of the foregoing that may arise out of the assignment or other transfer of any Note (collectively, “Other Taxes”).  The Company will indemnify Purchaser for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payment of this indemnification shall be made within thirty (30) days from the date Purchaser provides the Company with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes.  Any such certificate submitted by Purchaser in good faith to the Company shall, absent demonstrable error, be final, conclusive and binding on all parties.  The obligation of the Company under this Section 1.6 shall survive the payment of this Note and the termination of this Note.  Within thirty (30) days after the Company receives a receipt for payment of Covered Taxes and/or Other Taxes, the Company shall furnish to Purchaser the original or certified copy of a receipt evidencing payment thereof.  Any Person to which this Section 1.6(a) applies shall, upon request of the Company, provide such documentation as may be reasonably necessary to establish such Person’s right to exemption from withholding for Covered Taxes and/or Other Taxes, and shall reasonably cooperate with the Company, at the Company’s sole cost and expense, in any action or proceeding to recover from any taxing authority such Covered Taxes and/or Other Taxes, in each case, to the extent legally required to do so; provided, that without limiting the foregoing, Purchaser shall deliver to the Company on or prior to the Closing Date two accurate and complete original signed copies of Internal Revenue Service Form W-9.

(b)

If at any time a beneficial owner of this Note or other Transaction Document is not a United States Person (as that term is defined in Section 7701(a)(30) of the Code), such owner shall provide to the Company two accurate and complete original signed copies of the forms prescribed by the Internal Revenue Service (including, without limitation, an IRS Form W-8BEN, IRS Form W-8ECI or IRS W-8IMY (or successor, substitute or other appropriate forms and, in the case of IRS Form W-8IMY, complete with accompanying forms (which may include IRS Form W-8BEN) with respect to beneficial owners of the payment)) certifying such owner’s exemption from United States withholding taxes with

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respect to all payments to be made on this Note or other Transaction Documents.  In addition, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such owner will deliver to the Company two new accurate and complete original signed copies of the applicable Internal Revenue Service form establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest) and any related documentation as may be required in order to confirm or establish the entitlement of such owner to a continued exemption from or reduction in United States withholding tax if the owner continues to be so entitled.  No owner shall be required by this Section 1.6(b) to deliver a form or certificate that it is not legally entitled to deliver.  The Company shall not be obligated pursuant to Section 1.6(a) hereof to pay additional amounts on account of or indemnify with respect to United States withholding taxes to the extent that such taxes arise solely due to Purchaser’s or other owner’s failure to deliver forms that it was legally entitled to but failed to deliver under this Section 1.6(b).

(c)

If Purchaser requires the Company to pay any additional amount to it or to or any governmental authority for its account pursuant to Section 1.6(a), then the Purchaser shall use reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 1.6(a) in the future and (ii) would not subject Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to Purchaser.

(d)

Each beneficial owner of this Note or other Transaction Document that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) shall provide, promptly upon the reasonable demand of the Company, any information, form or document, accurately completed, that may be required in order to demonstrate that such Person is in compliance with the requirements of FATCA, including Section 1471(b) of the Code, if such Person is a foreign financial institution (as such term is defined in Section 1471(d)(4) of the Code), or Section 1472(b) of the Code, if such Person is a non-financial foreign entity (as such term is defined in Section 1472(d) of the Code).

1.7

Maximum Lawful Rate.  It is the intention of the parties hereto to conform strictly to usury laws applicable to Purchaser and the transactions contemplated hereunder.  Accordingly, if such transactions would be usurious under applicable law, then, notwithstanding anything to the contrary in this Note, this Note or in any other Transaction Document or agreement entered into in connection with such transactions, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Note, this Note or any of such other Transaction Documents or agreements or otherwise in connection with such transactions shall under no circumstances exceed the maximum amount allowed by such applicable law, (b) in the event that the maturity of this Note is accelerated for any reason, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by such applicable law, and (c) excess interest, if any, provided for in this Note or otherwise in connection with such transactions shall be cancelled automatically and, if theretofore paid, shall be credited by Purchaser on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Purchaser, as applicable, to the Company).  The right to accelerate the maturity of any Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Purchaser does not intend to collect any unearned interest if in the event of acceleration.  All sums paid or agreed to be paid to Purchaser for the use, forbearance or detention of sums included in the Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the applicable usury ceiling, if any.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES

All of Company’s representations and warranties contained in Section 3.1 of the Second Purchase Agreement shall be deemed to be set forth herein verbatim, with capitalized terms used therein having the meanings set forth herein (except that occurrences of the terms “the Note” and “this Agreement” shall be replaced with the term “this Note”). Except as specifically set forth on the Disclosure Schedule to the Second Purchase Agreement or as otherwise disclosed to Purchaser on or before the date hereof, Company represents and warrants to the Purchaser that as of the date hereof, after giving effect to the terms of this Note, all of the representations and warranties deemed to be set forth herein as described above are true and correct in all material respects.

ARTICLE III
AFFIRMATIVE AND NEGATIVE COVENANTS OF THE COMPANY

Company covenants and agrees with Purchaser that Company, for so long as this Note is outstanding, (a) will comply with each of the affirmative covenants of the Company contained in Section 6.3 and Subsections (c)-(i) of Section 6.1 of the Second Purchase Agreement, (b) will not, and will not permit any of its Subsidiaries to, take any of the actions described in Subsections (a)-(f) of Section 6.1 of the Second Purchase Agreement, and (c) will duly and punctually pay or cause to be paid to Purchaser the principal amount of this Note, interest accrued thereon, in each case payable thereon on the dates, at the places, in the currency, and in the manner specified herein.

ARTICLE IV
EVENTS OF DEFAULT

4.1

Events of Default.  An “Event of Default” means the occurrence of one or more of the following described events, unless otherwise waived in writing by Purchaser:

(a)

the Company shall default in the payment of interest on and/or the principal of this Note when due, whether at maturity, upon any scheduled payment date or by acceleration or otherwise, and such default continues for a period of at least three (3) business days;

(b)

any representation or warranty herein (including, without limitation, the schedules hereto) made by the Company, any certificate furnished pursuant to the provisions hereof, or made by the Company or any of its Subsidiaries in any other Transaction Document, shall prove to have been untrue in any respect in the case of any representation or warranty containing a materiality or Material Adverse Effect qualification, or in any material respect in the case of any representation or warranty not containing a materiality or Material Adverse Effect qualification, as of the time made or furnished;

(c)

the Company or any of its Subsidiaries shall default in the performance of any other covenant, condition or provision of this Note or any other Transaction Document, and such default shall not be remedied or waived within thirty (30) days following the earlier of (i) receipt of written notice from Purchaser of such default or (ii) actual knowledge by a responsible officer of the Company of such default;

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(d)

any Insolvency Event shall occur with respect to the Company or any of its Subsidiaries;

(e)

(i) one or more judgments, orders or decrees shall be entered against the Company and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $50,000 or more in the aggregate for all such judgments, orders or decrees for the Company and its Subsidiaries, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days (or such longer period, not in excess of sixty (60) days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against the Company and/or any of its Subsidiaries involving a required divestiture of any Collateral estimated to have a fair value in excess of $50,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within thirty (30) days (or such longer period, not in excess of sixty (60) days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof;

(f)

any material provision of any Transaction Document shall at any time after the Closing for any reason other than as expressly permitted hereunder or under such Transaction Document or satisfaction in full of the Obligations, ceases to be in full force and effect; or the Company or any of its Subsidiaries denies in writing that it has any or further liability or obligation under any Transaction Document or purports to revoke, terminate or rescind any Transaction Document;

(g)

the Company or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness, and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to come due prior to its stated maturity; or any such Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the state maturity thereof);

(h)

any Encumbrance purported to be created by any of the Transaction Documents or any document executed in connection therewith shall cease to be in full force and effect (other than in accordance with the terms hereof and thereof), or shall cease to give Purchaser the Encumbrances, rights, powers and privileges purported to be created and granted under such Transaction Documents (including a perfected first-priority security interest in and lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Transaction Document)) or shall be asserted by the Company or any Subsidiary not to be, a valid, perfected, first-priority (except as otherwise expressly provided in this Note or such Transaction Document) security interest in or Encumbrance on any Collateral covered thereby, in each case for any reason other than an affirmative act by Purchaser or the failure of Purchaser to take any action within its control;

(i)

an event of default under either of the Purchase Agreements shall occur.

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4.2

 Consequences of Event of Default.

(a)

Bankruptcy.  If an Event of Default specified in subsection (d) of Section 4.1 hereof shall occur, the advanced but unpaid balance of this Note and interest accrued thereon and all other liabilities of the Company to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(b)

Other Defaults.  If any other Event of Default shall occur and be continuing, the Purchaser may, at its option, by written notice to the Company, declare the entire advanced but unpaid balance of this Note, and interest accrued thereon, and all other Obligations of the Company hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(c)

Remedies.  In connection with any Event of Default and any acceleration under the Transaction Documents, Purchaser is entitled in its sole discretion to exercise any other right or remedy available under any of the Transaction Documents, including the Security Agreement and Deed of Trust, or under applicable laws.

ARTICLE V
MISCELLANEOUS

5.1

Fees and Expenses.  Company shall pay any and all fees, costs and expenses payable or determined to be payable in connection with the execution and delivery, filing or recording of this Note and the other instruments and documents to be delivered in connection herewith and the other Transaction Documents (including, without limitation, the legal fees and disbursements of counsel), and agrees to save Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees.  All such fees, costs, expenses and liabilities shall be payable by Company not later than ten days after written demand therefore. If all or a portion of such fees, costs, expenses and liabilities shall not be paid when due, such indebtedness of Company shall immediately be a part of the indebtedness under this Note, becoming additional principal owed by Company hereunder and accruing interest as set forth herein.

5.2

Specific Performance; Consent to Jurisdiction; Venue; Damages.

(a)

The Company and Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Note or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Note or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)

The parties agree that venue for any dispute arising under this Note will lie exclusively in the state or federal courts located in the County of Los Angeles, California, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that such venue is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts in the County of Los Angeles, California.  The Company and Purchaser consent to process being served in any such Action by mailing a copy thereof to such party at the address in effect for notices to it under this

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Note and agree that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 5.2 shall affect or limit any right to serve process in any other manner permitted by law.  The Company and Purchaser hereby agree that the prevailing party in any Action arising out of or relating to the Securities, this Note or the other Transaction Documents shall be entitled to reimbursement for reasonable and documented legal fees from the non-prevailing party.  The parties hereby waive all rights to a trial by jury.

(c)

To the fullest extent permitted by applicable laws, each of the Company and Purchaser, on behalf of itself and their respective affiliates, and each of their respective successors and assigns, agrees not to assert and each hereby irrevocably and unconditionally waives any claim against another party hereto, such party’s Affiliates, or the officers, directors, employees, advisors and agents of such party or its affiliates, on any theory of liability for punitive, remote or speculative damages under this Note.

5.3

Entire Agreement; Amendment.  This Note and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, neither the Company nor any Purchaser make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Note may be waived or amended other than by a written instrument signed by the Company and Purchaser.

5.4

Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur, or (c) upon electronic transmission to the following email addresses, in each case marked to the attention of the Person (by name or title) designated below.  The addresses for such communications shall be:

If to the Company:	Tri-Valley Corporation
4927 Calloway Drive
Bakersfield, California 93312
Attention: Chief Executive Officer
Tel. No.: 661-864-0500
Fax No.:
Email: mcunningham@tri-valleycorp.com

with copies (which copies shall not constitute notice to the Company) to:	K&L Gates LLP
1900 Main Street, Sixth Floor
Irvine, California 92614
Attention: Joshua Lane
Tel. No.: 949-253-0900
Fax No.: 949-253-0902
Email: josh.lane@klgates.com

Note  - Page 10

074561.02

If to Purchaser:	George T. Gamble 1991 Trust c/o G. Thomas Gamble, Trustee P.O. Box 128 Oakville, CA 94562 Email: tom@gamblefamilyvineyards.com

with copies (which copies shall not constitute notice to the Purchaser) to:	Pillsbury Winthrop Shaw Pittman LLP 909 Fannin Street, Suite 2000 Houston, Texas 77010 Attention: Carol M. Burke Tel. No,: 713-276-7626 Fax No.: 281-582-4255 Email: carol.burke@pillsburylaw.com

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

5.5

Waivers.  No waiver by either party of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.  This provision constitutes a separate right granted to Purchaser by the Company and shall not in any way be construed as Purchaser acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise. DEMAND, DILIGENCE, PRESENTMENT, PROTEST AND NOTICE OF NON-PAYMENT AND PROTEST ARE HEREBY WAIVED BY THE COMPANY.

5.6

Headings.  The article, section and subsection headings in this Note are for convenience only and shall not constitute a part of this Note for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

5.7

Successors and Assigns.  This Note shall be binding upon and inure to the benefit of the parties and their successors and assigns.  After the Closing, the assignment by a party to this Note of any rights hereunder shall not affect the obligations of such party under this Note.  Subject to Article IV of the Second Purchase Agreement, Purchaser may assign the Securities and its rights under this Note and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.

5.8

No Third Party Beneficiaries.  This Note is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9

Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

5.10

Survival.  The agreements and covenants set forth in Article I and Section 5.15 of this Note shall survive the execution and delivery hereof and the Closing hereunder.

Note  - Page 11

074561.02

5.11

Counterparts.  This Note may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered (including by pdf or facsimile format) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

5.12

Securities Laws Disclosure; Publicity. The Company shall by the fourth Business Day following the date hereof, file a current report on Form 8-K disclosing the material terms of the transaction and including the Transaction Documents as exhibits thereto.  The Company and Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of Purchaser, or without the prior consent of Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

5.13

Severability.  The provisions of this Note are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Note and this Note shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

5.14

Further Assurances.  From and after the date of this Note, upon the request of Purchaser or the Company, the Company and Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Note and the other Transaction Documents.

5.15

Indemnity.

(a)

Subject to the provisions of this Section 5.15 and to the extent permitted by law, the Company will indemnify and hold Purchaser, its Affiliates, and its and their respective beneficiaries, trustees, heirs, directors, managers, officers, stockholders, members, partners, employees, agents, successors and assigns (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (“Damages”) that any Purchaser Party may suffer or incur due to a claim by a third party as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Note, or (ii) any action instituted against Purchaser in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of Purchaser, with respect to any of the transactions contemplated by this Note (except to the extent such Damages are based upon a breach of Purchaser’s representations, warranties or covenants under this Note or any agreements or understandings Purchaser may have with any such stockholder or any violations by Purchaser of state or federal securities laws or any conduct by Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against a Purchaser Party in respect of which indemnity may be sought pursuant to this Note, the Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  The Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party except to the extent that (A) the employment

Note  - Page 12

074561.02

thereof has been specifically authorized by the Company in writing, (B) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (C) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of the Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The Company will not be liable to the Purchaser Party under this Note (1) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (2) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to the Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser Party in this Note.

(b)

The obligations in this Section 5.15 shall survive payment of all Obligations pursuant hereto and this Note.

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Note  - Page 13

074561.02

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed by its authorized signatory as of the date first indicated above.

TRI-VALLEY CORPORATION, a Delaware corporation

By: /s/ Maston N. Cunningham

Maston N. Cunningham, Chief Executive Officer

Note – Signature Page

403522585

074561.02

EXHIBIT “A”

FORM OF

BORROWING REQUEST

To:

George T. Gamble 1991 Trust

c/o G. Thomas Gamble, Trustee

P.O. Box 128

Oakville, CA 94562

Email:

tom@gamblefamilyvineyards.com

With copy to:

Pillsbury Winthrop Shaw Pittman LLP

909 Fannin Street, Suite 2000

Houston, Texas 77010

Attention: Carol M. Burke

Email: carol.burke@pillsburylaw.com

The undersigned is an authorized officer of TRI-VALLEY CORPORATION, a Delaware corporation (“Company”), and is authorized to make and deliver this request pursuant to that certain 14% SENIOR SECURED DEMAND NOTE dated as of June 1, 2012 executed by the Company in favor of George T. Gamble 1991 Trust (“Purchaser”) (as amended, replaced, renewed, extended or otherwise modified from time to time, the “Note”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note

Company hereby requests an Advance (the “Requested Advance”) in the amount of $____________ in accordance with the Note, and encloses herein copies of all invoices, receipts, lien releases and such other information evidencing the purpose of the Requested Advance as well as wiring instructions to [the subject vendor accounts/ a specified account of a Person approved by Purchaser for the purpose of accepting funds and acting as disbursing agent].

In connection with the foregoing and pursuant to the terms and provisions of the Note, the undersigned hereby certifies that the following statements are true and correct:

(a)

Except as specifically set forth on the Disclosure Schedule to the Second Purchase Agreement or as otherwise disclosed to Purchaser in writing on or before the date hereof, the representations and warranties of the Company contained in the Note and in each of the other Transaction Documents to which Company is a party are true and correct on and as of the date hereof with the same force and effect as if made on and as of such date.

(b)

Except as specifically set forth on the Disclosure Schedule to the Second Purchase Agreement or as otherwise disclosed to Purchaser in writing on or before the date hereof, no Event of Default has occurred and is continuing or would result from the Requested Advance.  Company acknowledges that any Advance made under the Note and/or pursuant to this Borrowing Request shall be made in Purchaser’s sole and absolute discretion, and that Purchaser has no commitment to lend under the Note.

(c)

Except as specifically set forth on the Disclosure Schedule to the Second Purchase Agreement or as otherwise disclosed to Purchaser in writing on or before the date hereof, no

Note – Exhibit “A”

074561.02

Material Adverse Effect has occurred and no event has occurred or condition exists which could reasonably be expected to result in a Material Adverse Effect.

(d)     With this Borrowing Request, the Company has delivered invoices, receipts, lien releases and such other information as Purchaser reasonably requires to evidence that, upon payment of the Advance, the subject vendor(s) will release any liens on Company’s property to the extent that the debt underlying such vendor’s lien will be paid by the Advance

Advance Request Information

I.

USES:

Wire to [_______]

$ [_______]

in payment of [items [__] thru [__] below]:

Bank:

[_______]

ABA Routing #:

[_______]

Account #:

[_______]

Account Name:

[_______]

Reference:

[_______]

Contact:

[_____________]

A.

[VENDOR]

  $  [_______]

B.

[VENDOR]

   $ [_______]

C.

[VENDOR]

   $ [_______]

D.

[VENDOR]

   $  [_______]

TOTAL

$  [_______]

II.

SOURCES

A.

[_______]

$ [_______]

TOTAL

$  [________]

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SIGNATURE PAGE FOLLOWS]

Note – Exhibit “A”

074561.02

Dated as of the date first set forth above.

COMPANY:

TRI-VALLEY CORPORATION, a Delaware corporation

By:

Name:

Title:

Note – Exhibit “A” – Signature Page

403522585

074561.02